Exhibit 99.1

EMERGE INTERACTIVE REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

SEBASTIAN, Florida, February 28, 2005 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company serving the agricultural, foodservice, and healthcare industries, today announced results for both the three and twelve month periods ending December 31, 2004.

Revenues for the quarter ended December 31, 2004 increased 149% to $468,000 from $188,000 in the fourth quarter of 2003. Gross profit for the quarter increased 192% to $310,000 from $106,000 in the comparable period of the prior year. Gross profit margin for the quarter increased to 66% from 56% in the fourth quarter of 2003. Selling, general and administrative expenses for the quarter remained level with the prior year quarter at $1.4 million. Technology and development expenses of $0.5 million increased 28% from the prior year. Operating loss for the quarter declined 10% to $2.0 million from $2.2 million in the comparable prior year period. Included in operating loss for the quarter is $382,000 of depreciation expense, compared to $532,000 in the same prior year period.

Net loss for the fourth quarter was $3.2 million, or $0.07 per share, compared to $2.6 million, or $0.07 per share, in the comparable prior year period. Included in net loss for the quarter is a $1.1 million non-cash net loss related to the change in fair value of common stock warrants issued in connection with the Company’s two equity financings completed during the fourth quarter of 2003 and the first quarter of 2004. The agreements for these warrants were amended effective December 31, 2004, and, as a result, the value of these warrants have subsequently been reclassified to permanent equity and should have no future effect on the Company’s income statement.

The increase in revenues during the quarter primarily reflects higher lease revenues from the Company’s in–line carcass inspection systems installed at Excel Corporation beef processing facilities, increased revenue from the Company’s Solo™ product and improved revenues from the Company’s individual-animal tracking and database management services. Improved margins and level SG&A expenses reflect the Company’s cost control efforts, resulting in lower overall personnel costs and consulting expenses partially offset by higher insurance costs. Included in SG&A expenses for the quarter is a non-cash writedown of obsolete inventory of $132,000. Higher technology expenses reflect the Company’s increased focus on the development of VerifEYE™ derivative products, such as HandScan.

Revenues for the full year 2004 increased 25% to $1.2 million from $927,000 for the prior year. Operating loss for the year increased 4%, to $9.8 million from $9.4 million for the prior year. Included in operating loss for the year is $1.8 million of depreciation expense, compared to $2.4 million in the prior year. Net loss for the full year was $6.8 million, or $0.15 per share, compared to $9.7 million, or $0.25 per share, for the prior year. Included in the loss for 2004 is a non-cash net gain of $2.8 million resulting from the change in fair value of common stock warrants, $273,000 of non-cash inventory write-downs included in SG&A, and a $306,000 non-cash gain included in interest and other income relating to the settlement of a capital lease obligation in the first quarter of 2004.

“Although eMerge’s revenue growth rate was strong, our margins improved, and our costs remained under control,” stated David C. Warren, eMerge’s President and Chief Executive Officer, “we recognize that our revenue must increase substantially from present levels to meet our goals. We continue to believe that the technologies that we have developed will impact the critical areas of food safety and product assurance, and that markets are moving towards adoption over time in several key industry segments. Our development efforts continue, and the exciting first generation HandScan product is ready to move into the commercialization phase. The financings completed in late 2004 and early 2005 have strengthened our cash position significantly and allow us to proceed with our business plans.”

Financial Position

The Company ended the quarter with $6.0 million in cash and cash equivalents. Cash and cash equivalents at December 31, 2004 includes $3.7 million in net proceeds from a private placement of common stock completed on December 2, 2004. On January 27, 2005, the Company completed another private placement of common stock and received $3.8 million in net proceeds. As a result, as of January 31, 2005, the Company has $9.3 million in cash to execute its business plan.

Quarterly Webcast

eMerge will host a Webcast today at 10:00 a.m. (Eastern) to discuss fourth quarter and twelve months results. You can access the Webcast through the Company’s Website address at www.emergeinteractive.com.

About eMerge Interactive

eMerge Interactive, Inc., is a technology company serving the agricultural, foodservice, and healthcare industries. The Company is developing a broad portfolio of innovative products, including VerifEYETM HandScan, Solo™, and CIS contamination detection systems, for use in restaurants, hospitals, and food processors. The Company’s agricultural products include CattleLogTM, a USDA approved Process Verified Program providing individual animal data collection and reporting that enables livestock tracking, verification, and branding. For more information, please visit www.emergeinteractive.com.

For additional information regarding this press release or if you have investor questions please contact Robert E. Drury, eMerge’s Chief Financial Officer, at (772) 581-9741.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the rate of adoption of our products and services, our ability to grow revenue and margins, our ability to implement our expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

eMerge Interactive, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue	$468,000	$188,000	$1,156,000	$927,000
Cost of revenue	158,000	82,000	367,000	322,000

Gross profit	310,000	106,000	789,000	605,000

Operating expenses:
Selling, general and administrative	1,449,000	1,424,000	6,606,000	5,873,000
Technology and development	491,000	382,000	2,204,000	1,747,000
Depreciation expense	382,000	532,000	1,806,000	2,433,000

Operating loss	(2,012,000)	(2,232,000)	(9,827,000)	(9,448,000)

Interest and other income, net	17,000	81,000	351,000	68,000
Interest expense	(5,000)	(2,000)	(19,000)	(21,000)
(Loss)/gain on disposal of assets	(57,000)	(2,000)	(47,000)	4,000
(Increase)/decrease in fair value of common stock warrants	(1,130,000)	(424,000)	2,797,000	(424,000)

Loss from continuing operations before extraordinary loss	(3,187,000)	(2,579,000)	(6,745,000)	(9,821,000)

Discontinued operations:
Gain (loss) from discontinued operations	(3,000)	(40,000)	(27,000)	94,000

Net loss	$(3,190,000)	$(2,619,000)	$(6,772,000)	$(9,727,000)

Net loss per share – basic and diluted	$(0.07)	$(0.07)	$(0.15)	$(0.25)

Weighted average number of common shares outstanding – basic and diluted	45,333,447	39,792,514	44,341,257	39,100,605

eMerge Interactive, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents (1)	$5,955,000	$1,553,000
Trade accounts receivable	245,000	91,000
Inventories	381,000	568,000
Other current assets	610,000	556,000
Due from related parties	—	195,000
Assets held for sale	—	87,000

Total current assets	7,191,000	3,050,000

Property and equipment, net	2,356,000	3,759,000
Food safety systems installed at customers, net	457,000	273,000
Other assets	—	76,000

Total assets	$10,004,000	$7,158,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of capital lease obligation	$—	$519,000
Accounts payable	336,000	745,000
Accrued liabilities	450,000	530,000
Advance payments from customers	1,084,000	390,000

Total current liabilities	1,870,000	2,184,000

Advance payments from customers, long term	1,419,000	615,000
Common stock warrants	—	987,000

Total liabilities	3,289,000	3,786,000

Stockholders’ equity:

Common stock	389,000	337,000
Additional paid-in capital	211,755,000	201,692,000
Accumulated deficit	(205,001,000)	(198,229,000)
Treasury stock	(428,000)	(428,000)

Total stockholders’ equity	6,715,000	3,372,000

Total liabilities and stockholders’ equity	$10,004,000	$7,158,000

(1)	On January 27, 2005, the Company completed a private placement of common stock with institutional investors and received $3.8 million in net proceeds. Cash and cash equivalents total approximately $9.3 million as of January 31, 2005.